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                                                                       EXHIBIT 2



                         BOARD REPRESENTATION AGREEMENT


                  This Board Representation Agreement, dated as of May 25, 1998 (this "Agreement"), is by and among Hearst-Argyle Television, Inc., a Delaware corporation ("Acquiror"), Hearst Broadcasting, Inc. (the "Acquiror Stockholder") and Emily Rauh Pulitzer, Michael E. Pulitzer and David E. Moore (collectively, the "Pulitzer Class B Holders").

                  WHEREAS, the Acquiror Stockholder owns 41,298,648 shares of Acquiror's Series B Common Stock, par value $.01 per share, and 774,027 shares of Acquiror's Series A Common Stock, par value $.01 per share (all shares of such stock now owned and which may hereafter be acquired by the Acquiror Stockholder prior to the termination of this Agreement are referred to herein as the "Acquiror Shares");

                  WHEREAS, Pulitzer Publishing Company, a Delaware corporation (the "Company"), Pulitzer Inc., a Delaware corporation ("Newco") and wholly owned subsidiary of the Company, and Acquiror have entered into a Merger Agreement, dated May 25, 1998 (the "Merger Agreement"), which provides, among other things, that the Company will merge with and into Acquiror (the "Merger") (this and other capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Merger Agreement);

                  WHEREAS, in connection with the Merger, the Pulitzer Class B Holders will be entitled to receive beneficial ownership of shares of Series A Common Stock of Acquiror in respect of 14,537,808 shares of Class B Common Stock of the Company beneficially owned by the Pulitzer Class B Holders prior to the Merger (all such shares received by the Pulitzer Class B Holders in the Merger, the "PCBH Shares"), and it is the desire of the Pulitzer Class B Holders that they have the right to designate for election one or two members of the board of directors of Acquiror (the "Acquiror Board") following the consummation of the Merger;

                  WHEREAS, pursuant to the Merger Agreement, Acquiror has agreed to cause Michael E. Pulitzer and Ken J. Elkins (together, the "Initial PCBH Designees") to be elected to the Acquiror Board as set forth herein following consummation of the Merger; and

                  WHEREAS, it is a condition to the Company's and Newco's obligation to consummate the Merger that the parties hereto enter into this Agreement;
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                  NOW THEREFORE, in consideration of the foregoing and the
mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                  1.       REPRESENTATION ON ACQUIROR BOARD.

                  (a) Subject to Section 1(b), the Pulitzer Class B Holders shall be entitled to representation on the Acquiror Board through the Initial PCBH Designees. These designees shall be proposed for election to the Acquiror Board either: (i) if following the consummation of the Merger there are one or more vacancies on such Board or the members of such Board have the power to create new directorships, at the first meeting of the Acquiror Board following consummation of the Merger at which meeting the Initial PCBH Designees shall be elected or (ii) if there are no such vacancies or power to create new directorships, at the first meeting of stockholders of Acquiror held after consummation of the Merger. Following such election of the Initial PCBH Designees, in each instance in which individuals are nominated for election to the Acquiror Board, Acquiror shall cause to be nominated for election to the Acquiror Board the individuals designated by the Pulitzer Class B Holders (the "PCBH Designees") as of the date of nomination, in the manner and subject to the conditions set forth in this Section 1. Acquiror shall cause such PCBH Designees to be validly and timely nominated for election to the Acquiror Board in the same manner as other proposed directors who may be elected by the Acquiror Stockholder are nominated, and the Acquiror Stockholder shall vote its Acquiror Shares in favor of the election of the PCBH Designees, and Acquiror shall use its best efforts to take such other action as may be reasonably necessary to cause such PCBH Designees to be so elected. If any Initial PCBH Designee or PCBH Designee who serves on the Acquiror Board ceases, for any reason, to serve on the Acquiror Board (other than pursuant to Section 1(b) or Section 2 or as a result of the expiration of the specified term of such Initial PCBH Designee or PCBH Designee), Acquiror shall use its best efforts to take all actions reasonably necessary to cause the vacancy to be filled, as soon as practicable, by an individual designated by the Pulitzer Class B Holders (a "Replacement PCBH Designee"), but in any event no later than the first meeting of the Acquiror Board following cessation of service by such Initial PCBH Designee or PCBH Designee. Each Initial PCBH Designee, PCBH Designee or Replacement PCBH Designee shall be reasonably acceptable to Acquiror and shall be eligible to serve on the Acquiror Board under applicable law.

                  (b) Notwithstanding anything to the contrary herein, in the event that, as a result of the nomination and/or appointment of, or the Pulitzer Class B Holders' right to designate, a proposed Initial PCBH Designee, PCBH Designee or Replacement PCBH Designee, the following (an "Ownership Conflict") shall occur and be continuing: (i) Acquiror or any of its subsidiaries is (or, as a result of any proposed acquisition of an ownership interest in, or management or control of, or other relationship with, a radio or television broadcast station by Acquiror or any of its subsidiaries, any of them would be) in violation of the rules and regulations of the Federal Communications Commission (the "FCC"), now in effect or as hereafter amended, governing ownership of mass media facilities by broadcast licensees including, but not limited to, the FCC's rules and policies concerning attribution of ownership, see 47 C.F.R. Section 73.3555 and Notes thereto (collectively, the "FCC Cross-


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Ownership Rules") or any other rule, regulation or policy of the FCC, or (ii)
Acquiror or any of its subsidiaries is not (or, as a result of any proposed acquisition of an ownership interest in, or management or control of, or other relationship with, a radio or television broadcast station by Acquiror or any of its subsidiaries, any of them would not be) entitled to maintain, renew or obtain any license, approval or authorization granted by the FCC; then all obligations on the part of Acquiror and the Acquiror Stockholder under this Agreement shall be suspended until the Ownership Conflict shall cease to be continuing. If the Pulitzer Class B Holders shall not be permitted by virtue of this Section 1(b) to representation on the Acquiror Board as described herein, or if the Pulitzer Class B Holders should elect from time to time observer status in lieu of a seat or seats on the Acquiror Board by written notice to Acquiror and the Acquiror Stockholder, then to the extent permitted by law, including but not limited to the rules, regulations and policies of the FCC, and except as would not cause any loss of attorney-client privilege by Acquiror or any of its subsidiaries, the Pulitzer Class B Holders shall for the period of this Agreement be entitled to designate a non-voting observer or observers who shall be entitled to notice of and to attend all meetings of the Acquiror Board and to receive or review, as the case may be, copies of all documents provided to members of the Acquiror Board. Such observer or observers shall enter into customary confidentiality arrangements with Acquiror. Subject to the provisions of this Section 1(b), at any time and from time to time, the Pulitzer Class B Holders may nominate for election pursuant to Section 1(a) above a Replacement PCBH Designee in lieu of such observer or observers.

                  2. TERMINATION OF RIGHTS. The rights of the Pulitzer Class B Holders under Section 1 hereof shall terminate upon the earliest of (i) the date on which the Pulitzer Class B Holders or their respective affiliates cease to beneficially own at least an aggregate of 50% of the PCBH Shares (as equitably adjusted for stock splits, combinations, dividends, corporate reorganizations and similar events) or (ii) the date on which the Pulitzer Class B Holders elect to terminate Section 1 of this Agreement by notice to the other parties hereto.

                  3. REPRESENTATIONS AND WARRANTIES OF ACQUIROR. Acquiror represents and warrants to the Pulitzer Class B Holders that:

                  (a) Acquiror has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Acquiror and the performance of its obligations hereunder have been duly and validly authorized by Acquiror, and no other proceedings on the part of Acquiror are necessary to authorize the execution and delivery of this Agreement or to perform such obligations except approval of Acquiror Board of a resolution increasing the size of Acquiror Board as provided herein and election of the PCBH Designees as provided herein. This Agreement has been duly and validly executed and delivered by Acquiror and, assuming the due authorization, execution and delivery hereof by each other party hereto, constitutes a legal, valid and binding obligation of Acquiror enforceable against Acquiror in accordance with its terms, subject to
(x) the Enforceability Exceptions and (y) as the same may be limited under the FCC Cross-Ownership Rules.


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                  (b)      The execution and delivery of this Agreement by
Acquiror do not, and the performance of this Agreement by Acquiror will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of Acquiror, (ii) except as described in Section 3(c), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Acquiror or by which any of Acquiror's property may be bound or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Acquiror's properties pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror is a party or by which Acquiror or Acquiror's properties are bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay the performance by Acquiror of its obligations under this Agreement.

                  (c) The execution and delivery of this Agreement by Acquiror do not, and the performance of this Agreement by Acquiror will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign regulatory body, except
(i) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the performance by Acquiror of Acquiror's obligations under this Agreement, (ii) filings with the SEC under the Exchange Act and (iii) any waiver, consent or declaratory ruling by, or any filing with, the FCC with respect to the FCC Cross-Ownership Rules to the extent that such Rules and Regulations may prohibit the performance of the Acquiror's obligations hereunder, or as may be otherwise required by the rules, regulations and policies of the FCC.

                  4. REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR STOCKHOLDER. The Acquiror Stockholder represents and warrants to the Pulitzer Class B Holders as follows:

                  (a) The Acquiror Stockholder has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Acquiror Stockholder and the performance of the Acquiror Stockholder's obligations hereunder have been duly and validly authorized by the Acquiror Stockholder, and no other corporate proceedings on the part of the Acquiror Stockholder are necessary to authorize the execution and delivery of this Agreement or to perform such obligations. This Agreement has been duly and validly executed and delivered by the Acquiror Stockholder and, assuming the due authorization, execution and delivery hereof by each other party hereto, constitutes a legal, valid and binding obligation of the Acquiror Stockholder enforceable against the Acquiror Stockholder in accordance with its terms, subject to (x) the Enforceability Exceptions and (y) as the same may be limited under the FCC Cross-Ownership Rules.

                  (b) The execution and delivery of this Agreement by the Acquiror Stockholder do not, and the performance of this Agreement by the Acquiror Stockholder will not, (i) conflict with


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or violate the Certificate of Incorporation or By-laws of the Acquiror
Stockholder, (ii) except as described in Section 4(c) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Acquiror Stockholder or by which the Acquiror Shares are bound or affected or
(iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any Acquiror Shares pursuant to, any note, bond, mortgage, indenture contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Acquiror Stockholder is a party or by which the Acquiror Shares are bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay the performance by the Acquiror Stockholder of its obligations under this Agreement.

                  (c) The execution and delivery of this Agreement by the Acquiror Stockholder do not, and the performance of this Agreement by such Acquiror Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign regulatory body, except (i) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the performance by the Acquiror Stockholder of its obligations under this Agreement, (ii) filings with the SEC under the Exchange Act and (iii) any waiver, consent or declaratory ruling by, or any filing with, the FCC with respect to the FCC Cross-Ownership Rules, to the extent that such FCC Cross-Ownership Rules may prohibit the performance of the Acquiror Stockholder's obligations hereunder, or as may be otherwise required by the rules, regulations and policies of the FCC.

                  (d) The Acquiror Stockholder is the owner of the Acquiror Shares free and clear of all options, rights of first refusal, agreements, limitations on voting rights, and Liens. The Acquiror Stockholder has sole voting power with respect to the Acquiror Shares or has the power to direct the voting of the Acquiror Shares. The Acquiror Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Acquiror Shares, other than pursuant to the Acquiror Voting Agreement, dated May 25, 1998, among the Acquiror Stockholder and the Company, or as otherwise disclosed in Schedule 5.05(a) to the Merger Agreement. The Acquiror Stockholder has sole voting power with respect to the Acquiror Shares, and the person executing this Agreement on behalf of the Acquiror Stockholder has the power to direct the voting of such Acquiror Shares.

                  5. NO PROHIBITION ON TRANSFERS. Nothing in this Agreement shall prevent the Acquiror Stockholder from offering, selling, transferring, pledging or in any other way disposing of or placing encumbrances upon the Acquiror Shares.

                  6. COMPENSATION, EXPENSES, INSURANCE. The Initial PCBH Designees, PCBH Designees and Replacement PCBH Designees serving on the Acquiror Board shall be entitled to fees and other compensation, participation in option, stock or other benefit plans for



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which directors are eligible, reimbursement of expenses, and directors and officers liability insurance and indemnities on an equal basis with other members of the Acquiror Board.

                  7.       PROVISIONS SPECIFICALLY ENFORCEABLE.

                  (a) The obligations of Acquiror and the Acquiror Stockholder under this Agreement are unique. Acquiror and the Acquiror Stockholder acknowledge that it would be extremely difficult or impracticable to measure the resulting damages caused by any breach of this Agreement. Acquiror and the Acquiror Stockholder agree that, in the event of a breach of this Agreement by either Acquiror or the Acquiror Stockholder, the Pulitzer Class B Holders, in addition to any other available rights or remedies, shall be entitled to specific performance of the obligations of Acquiror and the Acquiror Stockholder under this Agreement, and Acquiror and the Acquiror Stockholder expressly agree that a remedy in damages will not be adequate.

                  (b) The remedies provided in this Section 7 are cumulative and are in addition to any other remedies in law or equity which may be available to the Pulitzer Class B Holders. The election of one or more remedies shall not bar the use of other remedies unless circumstances make the remedies incompatible.

                  8. CHOICE OF LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under principles of conflicts of law applicable hereto.

                  9. ATTORNEY'S FEE. In any action to enforce the terms of this Agreement, the prevailing party shall be entitled to recover its attorneys' fees and court costs and other nonreimbursable litigation expenses, such as expert witness fees and investigation expenses.

                  10. MERGER AND MODIFICATION. This Agreement sets forth the entire agreement between the parties relating to the subject matter hereof, and supersedes all other oral or written agreements. This Agreement may be modified or terminated only in a writing signed by all parties.

                  11. BINDING ON SUCCESSORS. This Agreement shall be binding upon Acquiror, the Acquiror Stockholder and their respective successors and assigns.

                  12. RULES OF CONSTRUCTION. All section captions are for convenience of reference only, and shall not be considered in construing this Agreement.

                  13. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy with answerback, by express or overnight mail delivered by a nationally recognized air courier (delivery charges prepaid) or by registered or certified mail (postage prepaid, return receipt requested) to the respective


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parties as follows: (a) if to the Pulitzer Class B Holders, c/o Pulitzer
Publishing Company, 900 North Tucker Boulevard, St. Louis, Missouri 63101, (b) if to the Acquiror Stockholder, Hearst Broadcasting, Inc., 959 Eighth Avenue, New York, New York 10166, attention: James M. Asher, with a copy to Rogers & Wells LLP, 200 Park Avenue, New York, New York 10166, attention: Steven A. Hobbs, Esq., and (c) if to Acquiror, Hearst-Argyle Television, Inc., 959 Eighth Avenue, New York, New York 10106, attention: Dean H. Blythe, with a copy to Rogers & Wells LLP, 200 Park Avenue, New York, New York 10166, attention: Steven
A. Hobbs, Esq., or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by telecopy or by air courier shall be deemed effective on the first business day at the place at which such notice or communication is received following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the fifth business day at the place from which such notice or communication was mailed following the day on which such notice or communication was mailed.

                  14. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.






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                  IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.


                          HEARST-ARGYLE TELEVISION, INC.


                          By:      /s/ Dean H. Blythe
                             -----------------------------------
                                Name:   Dean H. Blythe
                                Title:  Secretary


                          HEARST BROADCASTING, INC.


                          By:      /s/ Dean H. Blythe
                             -----------------------------------
                                Name:   Dean H. Blythe
                                Title:  Secretary


                          /s/ Emily Rauh Pulitzer
                          --------------------------------------
                          Emily Rauh Pulitzer


                          /s/ Michael E. Pulitzer
                          --------------------------------------
                          Michael E. Pulitzer



                          /s/ David E. Moore
                          --------------------------------------
                          David E. Moore



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